Exhibit 10.1

Execution Version

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

SECOND AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

MARCH 8, 2018

This Second Amended and Restated Executive Employment Agreement (“Agreement”), effective March 8, 2018 (the “Effective Date”), is between Superior Industries International, Inc. (“Company”) and Donald J. Stebbins (“Executive”).

RECITALS

Company is engaged primarily in the automobile wheel manufacturing business. Executive has applicable business experience in the international manufacturing and automotive sectors and possesses valuable skills and experience that will be used in advancing Company’s interests. The Parties hereto were previously party to an amended and restated employment agreement dated August 10, 2016 (the “Prior Agreement”) pursuant to which Executive was engaged by Company in the capacity of President and Chief Executive Officer of Company (“President and CEO”). For good and valuable consideration, the receipt of which is acknowledged, the parties wish to enter into the Agreement pursuant to which Executive will continue to serve as President and CEO, upon the terms and conditions set forth in this Agreement. Upon the Effective Date, this Agreement shall supersede the Prior Agreement in its entirety. Capitalized terms used herein without definition shall have the meanings ascribed to them in this Agreement.

AGREEMENT

Executive and Company, intending to be legally bound, agree as follows:

1.	SERVICES

1.1	General Services, Reports to Board of Directors.

1.1.1	Company has engaged and continues to engage Executive as its President and CEO, reporting to Company’s Board of Directors (the “Board”). Executive shall continue to perform the duties customarily performed by one holding such position in a similar business as that engaged in by Company, as determined by the Board in its sole and absolute discretion, and shall serve as a member of the Board so long as he is elected to the Board by Company’s shareholders, as further specified in Section 1.2. (The duties to be performed by Executive to Company and its affiliates shall hereinafter be referred to as the “Services”.)

1.1.2	Executive shall devote his entire working time, attention, and energies to the business of Company, and shall not, during the Term (as defined below), be engaged in any other business activity whether or not such business activity is pursued for gain, profit or other pecuniary advantage, without the prior written consent of the Board. The foregoing is not intended to restrict Executive’s ability to enter into passive investments that do not compete in any way with Company’s business.

1.2	Board Membership. During the Term, Executive shall, subject to the fiduciary duties of the Board, be nominated to, and be recommended to shareholders for, the management slate of directors at each annual meeting of shareholders that occurs during the Term, for a term equal to that of other directors being nominated at such meeting.

1.3	Location. Executive shall be based at Company’s corporate headquarters. Executive shall undertake such travel as is necessary or advisable for the effective performance of the duties of the position. Following the Effective Date, Executive’s office initially will be based in Southfield, Michigan or such other location as Company may designate.

1.4	Best Abilities. Executive shall serve Company faithfully and to the best of his ability and shall use his best abilities to perform the Services. Executive shall act at all times according to what is reasonably believed to be in the best interests of Company.

1.5	Company Authority. As an officer of Company, Executive shall, with the assistance of consultants, professionals, and other employees of Company, comply with all laws, rules and regulations applicable to Executive as a result of this Agreement (the “Laws”). In complying with the Laws, Executive may after reasonable investigation and in good faith rely upon advice given to Executive or to the Board by Company’s legal counsel and other consultants or employees Company engages in connection with compliance with the Laws; provided, however, that Executive may rely only upon advice that is within the scope of the profession or expertise of the person providing such advice. Executive shall comply with Company’s Policies and Procedures (as they may be amended from time to time), as well as practices now in effect or as later amended or adopted by Company, as required of similarly situated employees at Company.

2.	TERM

2.1	Term and Renewal. The term of this Agreement and Executive’s employment hereunder (the “Term”) shall commence as of the Effective Date and shall continue from and after such date through and including the first (1st) anniversary of the Effective Date, subject to renewal as provided in this Section 2.1 and subject to earlier termination as provided in Section 4 of this Agreement. This Agreement automatically shall renew for additional one (1) year periods unless either party provides written notice of terminating the Agreement at least sixty (60) days in advance of the then scheduled termination date. The “Term” shall refer to the period of the employment of Executive by Company from the Effective Date through the end of the period provided above and any renewal term, or such shorter period as Executive may be employed by the Company if Executive’s employment is earlier terminated as provided in Section 4.

3.	COMPENSATION AND BENEFITS

3.1	Compensation. Executive’s total compensation consists of base salary, annual bonus opportunity, and long-term incentive compensation (as further described in this Agreement) and other benefits generally provided to similarly situated employees of Company. Any compensation paid to Executive shall be pursuant to Company’s policies and practices for exempt employees and shall be subject to all applicable laws and requirements regarding the withholding of federal, state and/or local taxes. Compensation provided in this Agreement is full payment for the Services and Executive shall receive no additional compensation for extraordinary services unless otherwise authorized in writing by the Board.

3.1.1	Base Compensation. During the Term, Company agrees to pay Executive an initial annual base salary of $900,000.00, less applicable withholdings, payable in equal installments on Company’s normal payroll dates, with increases, if any, to Executive’s base salary level to be determined by the Board in its discretion.

3.1.2	Annual Bonus. Executive shall be eligible for an annual cash bonus (“Annual Bonus”), with a threshold Annual Bonus opportunity of 80% of his annual base salary, a target Annual Bonus opportunity of 100% of his annual base salary and a maximum Annual Bonus opportunity of 200% of his annual base salary, each based on the performance of Executive and Company during each fiscal year of the Company during the Term relative to performance goals established for such fiscal year by the Compensation Committee of the Board (the “Committee”) pursuant to and subject to the terms and conditions of the Superior Industries International, Inc. Annual Incentive Performance Plan, as it may be amended from time to time, or under any successor plan thereto (“AIPP”). For each fiscal year, the Annual Bonus performance goals shall be established by the Committee in accordance with the AIPP, after consultation with Executive, and set forth in writing not later than March 1 of that fiscal year. The Committee shall determine the level of attainment of performance goals and the amount of the Annual Bonus following the end of each fiscal year based on Company’s audited financial statements for such fiscal year. The Company shall pay the Annual Bonus on or before March 15 of the fiscal year following the fiscal year for which it is earned.

3.1.3	Long Term Incentives. Beginning in fiscal year 2018 and for each fiscal year thereafter during the Term, Company shall grant to Executive long-term incentive awards with a target long-term incentive opportunity of 300% of his annual base salary, as may be approved by the Committee under and subject to the terms and conditions of the Superior Industries International, Inc. Amended and Restated 2008 Equity Incentive Plan, as it may be amended from time to time, or under any successor or substitute plan approved by Company’s shareholders.

3.2	Business Expenses. Company shall reimburse Executive for ordinary and necessary business expenses reasonably incurred in performing the Services, provided that:

3.2.1	Each such expenditure is of a nature qualifying it as a proper deduction on the federal and state income tax returns of Company as a business expense and not as compensation to Executive; and

3.2.2	Executive furnishes to Company adequate records and other documentary evidence required by federal and state statutes and regulations issued by the appropriate taxing authorities for the substantiation of such expenditures as deductible business expenses of Company and not as compensation to Executive.

3.3	Additional Benefits. Company shall provide Executive those employee benefits and perquisites normally granted by Company to similarly situated employees hired by Company on or after January 1, 2014, subject to eligibility requirements applicable to each benefit or perquisite. Company has no obligation to provide any other benefits unless provided for in this Agreement. Company reserves the right to modify, suspend, or discontinue any and all of its benefit plans, policies, and practices and perquisites at any time without notice to or recourse by Executive so long as such action is taken generally with respect to other similarly situated persons and does not single out Executive.

3.4	Automobile Allowance. During the Term, Company shall provide Executive with a monthly automobile allowance commensurate with Company policy.

3.5	Executive’s Attorney’s Fees. Company shall reimburse Executive for reasonable and documented attorneys’ fees incurred by Executive for advice and negotiation in connection with the documentation and execution of this Agreement.

3.6	Paid Vacation. Executive shall be entitled to four (4) weeks of paid vacation time off, the amount, accrual and use of such paid vacation time shall be governed by Company’s vacation policy.

3.7	Withholding Taxes. The Company intends and is authorized to withhold federal, state, local or foreign income taxes, FICA taxes, and any other applicable taxes from or with respect to any and all payments made and benefits provided hereunder, as and to the extent required by applicable law.

4.	TERMINATION

4.1	Circumstances of Termination. This Agreement and the relationship between Company and Executive may be terminated prior to the expiration of the Term only as follows:

4.1.1	Death. This Agreement shall terminate upon Executive’s death, effective as of the date of Executive’s death.

4.1.2	Disability. Company may, at its sole discretion, either suspend compensation payments due under Section 3.1 or terminate this Agreement due to Executive’s Disability. For purposes of this Agreement, “Disability” shall mean circumstances in which Executive is incapable of performing the Services, after Company has made or attempted to provide reasonable accommodations to Executive as required by applicable law, because of accident, injury, or physical or mental illness for sixty (60) consecutive days, or is unable or shall have failed to perform the Services for a total period of ninety (90) days, regardless of whether such days are consecutive. If Company suspends compensation payments because of Executive’s Disability; Company shall resume compensation payments when Executive resumes performance of the Services. If Company elects to terminate this Agreement due to Executive’s Disability, it will give Executive not less than thirty (30) days’ advance written notice.

4.1.3	For Cause. Company may terminate this Agreement, without advance notice, for Cause. Company’s exercise of its right to terminate for Cause under this Section shall be without prejudice to any other remedy to which Company may be entitled at law, in equity, or under this Agreement. For the purpose of this Agreement, “Cause” shall mean, as determined by the Board in its sole discretion:

(i)	Executive’s indictment for (or procedural equivalent) or conviction of, or pleading of guilty or nolo contendere to, any felony or any crime involving moral turpitude or misrepresentation;

(ii)	Executive’s willful failure or refusal to carry out the reasonable and lawful directions of the Board concerning duties or actions consistent with the Executive’s position;

(iii)	Executive’s willful misconduct (by act or omission) against the Company constituting fraud, embezzlement, misappropriation of funds or breach of fiduciary duty;

(iv)	Executive’s gross or willful misconduct resulting in substantial loss to the Company or substantial damage to the Company’s reputation;

(v)	Executive’s material and willful violation of any material reasonable rules, regulations, policies, directions or restrictions of the Company regarding employee conduct; or

(vi)	Executive’s willful and material breach of any provision of this Agreement.

For such purpose, no act or omission to act by Executive shall be “willful” if conducted in good faith and with a reasonable belief that such act or omission was in the best interests of the

Company. Any determination of Cause by the Company will be made by a resolution approved by a majority of the members of the Board (not counting Executive as a Board member for this purpose), provided that no such determination (other than under clause (i)) may be made until Executive has been given written notice detailing the specific Cause event, an opportunity to appear before the Board to refute such finding (with the assistance of counsel), and a period of fifteen (15) days following such appearance to cure such event (if susceptible to cure) to the satisfaction of the Board.

4.1.4	Without Cause. This Agreement may be terminated without Cause at any time by Company upon thirty (30) days’ advanced written notice to Executive. Any termination of Executive’s employment as a result of Executive’s death or Disability pursuant to Section 4.1.1 or 4.1.2 shall not be considered a termination by the Company without Cause.

4.1.5	Voluntary Termination. This Agreement may be terminated for any reason at any time by Executive upon thirty (30) days’ advanced written notice to Company.

4.1.6	Good Reason. Executive’s employment may be terminated by Executive for Good Reason. “Good Reason” shall mean the occurrence of any of the following, without Executive’s express consent:

(i)	A material diminution in Executive’s position, duties, authority or responsibilities, including any failure to nominate or to re-nominate Executive to the Board;

(ii)	a material reduction in Executive’s base salary and/or target incentive compensation opportunity, unless consistent with similar adjustments for all other executive officers;

(iii)	a requirement that Executive report to a corporate officer or employee instead of reporting directly to the Board;

(iv)	the issuance by Company of a notice of nonrenewal of the Term pursuant to Section 2.1 of this Agreement; or

(v)	any other action or inaction that constitutes a material breach by Company of this Agreement.

A termination by Executive shall not constitute termination for Good Reason unless Executive shall first have delivered to Company written notice setting forth with specificity the occurrence deemed to give rise to a right to terminate for Good Reason (which notice must be given no later than thirty (30) days after the initial occurrence of such event), and there shall have passed thirty (30) days within which Company has not taken any action to correct, rescind or otherwise substantially reverse the occurrence supporting termination for Good Reason as identified by Executive, and Executive terminates his employment within six (6) months after the initial occurrence of such event. Good Reason shall not include any action resulting from Executive’s death or Disability. The parties intend, believe and take the position that a resignation by Executive for Good Reason as defined above effectively constitutes an involuntary separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and Treas. Reg §1.409A-1(n)(2).

4.1.7	Change in Control Definition. For purposes of this Agreement, a “Change in Control” of Company shall be deemed to have occurred if:

(i)	Any “person” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Company representing 50% or more of the total voting power represented by Company’s then outstanding voting securities;

(ii)	Consummation of a sale or disposition by Company of all or substantially all of Company’s assets;

(iii)	Consummation of a merger or consolidation of Company with any other corporation, other than a merger or consolidation that would result in the voting securities of Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the total voting power represented by the voting securities of Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or

(iv)	The shareholders of Company approve a plan of complete liquidation of Company.

4.2	Executive’s Rights Upon Termination.

4.2.1	Death or Disability. Upon termination of this Agreement because of death or Disability of Executive pursuant to Sections 4.1.1 or 4.1.2 above, Company shall have no further obligation to Executive under this Agreement or otherwise, except to pay to Executive or to Executive’s estate or designated beneficiary the following amounts, if any, owed to Executive prior to the date of Executive’s death or termination due to Disability: (a) any accrued and unpaid annual base salary prorated to the date of termination (including accrued vacation, but less applicable withholdings) and (b) reimbursement of any unpaid reimbursable expenses. Any such accrued obligations shall be paid to Executive or Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days after the date of termination.

4.2.2	Termination for Cause. Upon termination of Executive’s employment for Cause pursuant to Section 4.1.3, Company shall have no further obligation to Executive under this Agreement or otherwise except to pay to Executive the following amounts, if any, owed to Executive prior to the date of termination of this Agreement: (a) any unpaid annual base salary prorated to the date of termination (including accrued vacation, but less applicable withholdings) and (b) reimbursement of any unpaid reimbursable expenses. Any such accrued obligations shall be paid to Executive in a lump sum in cash within 30 days after the date of termination.

4.2.3	Termination without Cause or for Good Reason other than within one year after a Change in Control. Upon termination of Executive’s employment by Company without Cause pursuant to Section 4.1.4 or upon termination of Executive’s employment by Executive for Good Reason pursuant to Section 4.1.6, in either case prior to, or more than one year after, a Change in Control, Company shall have no further obligation to Executive under this Agreement or otherwise, except to pay or provide the following to Executive:

4.2.3.1	Any accrued and unpaid annual base salary prorated to the date of termination (including accrued vacation, but less applicable withholdings) and reimbursement of any unpaid reimbursable expenses owed by Company to Executive through the termination date, which amounts shall be paid to Executive in a lump sum in cash within 30 days after the date of termination.

4.2.3.2	Severance compensation totaling one (1) year’s annual base salary at time of termination plus a prorated amount of Annual Bonus at target level for the fiscal year in which Executive’s employment terminates, such proration based on the number of days in such fiscal year prior to Executive’s termination date divided by 365. Such severance compensation shall be paid to Executive in a lump sum in cash within 60 days after the date of termination, or such later date as may be required by Section 10 of this Agreement.

4.2.3.3	Provided that Executive elects group health insurance continuation coverage for himself, his spouse and dependents under a Company plan or plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or any comparable California or other state law (“COBRA”), Company shall pay or reimburse Executive for the COBRA premiums for such coverage for a period of twelve (12) months following Executive’s termination date.

4.2.3.4	Each of the payments and other benefits to be provided under Sections 4.2.3.2 and 4.2.3.3 above shall be subject to the provisions of Section 10 of this Agreement and shall be conditioned upon (i)

Executive executing a Separation Agreement, which shall include among other things the language set forth in Exhibit A, and (ii) Executive’s compliance with his obligations under Article 6; provided, however, that Company may in its reasonable discretion revise the language in Exhibit A at any time prior to the execution of the Separation Agreement to update it to comply with developments in the law governing such types of agreements. Severance compensation pursuant to this Section 4.2.3 shall be in lieu of any other severance benefit or other right or remedy to which Executive would otherwise be entitled under Company’s plans, policies or programs in effect on the Effective Date or thereafter. Executive acknowledges and agrees that in the event Executive breaches any provision of Article 6 or the Separation Agreement, his right to receive severance payments and other benefits under Sections 4.2.3.2 and 4.2.3.3 shall automatically terminate and Executive shall repay, return and restore any and all payments and benefits received under such sections.

4.2.4	Voluntary Termination. Upon Executive’s voluntary termination of his employment, including without limitation upon expiration of the Term as a result of Executive giving notice of nonrenewal pursuant to Section 2.1 above, Company shall have no further obligation to Executive under this Agreement or otherwise, except to pay to Executive the following amounts, if any, owed to Executive prior to the date of termination of this Agreement: (a) any unpaid annual base salary prorated to the date of termination (including accrued vacation, but less applicable withholdings) and (b) reimbursement of any unpaid reimbursable expenses. Any such accrued obligations shall be paid to Executive in a lump sum in cash within 30 days after the date of termination.

4.2.5	Termination after a Change in Control. If, within one (1) year after a Change in Control (i) Company shall terminate Executive’s employment other than for Cause or Disability or (ii) Executive shall terminate employment for Good Reason, Company shall have no further obligation to Executive under this Agreement or otherwise except to pay or provide the following to Executive:

4.2.5.1	Any accrued and unpaid annual base salary prorated to the date of termination (including accrued vacation, but less applicable withholdings) and reimbursement of any unpaid reimbursable expenses owed by Company to Executive through the termination date, which amounts shall be paid to Executive in a lump sum in cash within 30 days after the date of termination.

4.2.5.2	Severance compensation totaling two (2) years’ base salary, based on Executive’s annual salary as in effect at the date of termination plus two (2) times the amount of Annual Bonus at target level for the fiscal year in which Executive’s employment terminates. Such severance compensation shall be paid to Executive in a lump sum in cash within 60 days after the date of termination, or such later date as may be required by Section 10 of this Agreement.

4.2.5.3	Provided that Executive elects group health insurance continuation coverage for himself, his spouse and dependents under a Company plan or plans pursuant to COBRA, Company shall pay or reimburse Executive for the COBRA premiums for such coverage for a period of twenty-four (24) months following Executive’s termination date.

4.2.5.4	Any time vested restricted stock units granted to Executive shall be fully vested and such restricted stock units converted to shares within 60 days after the date of termination, or such later date as may be required by Section 10 of this Agreement.

4.2.5.5	Performance-based restricted stock units granted to Executive shall become vested upon Executive’s termination date based upon the Committee’s determination of the level of attainment of performance goals as of the date of the Change in Control based on Company’s audited and interim financial statements through such date, and shall be converted to shares within 60 days after the date of termination, or such later date as may be required by Section 10 of this Agreement.

4.2.5.6	Each of the payments, stock vesting and other benefits to be provided under Sections 4.2.5.2, 4.2.5.3, 4.2.5.4 and 4.2.5.5 above shall be subject to the provisions of Section 10 of this Agreement and shall be conditioned upon (i) Executive executing a Separation Agreement, which shall include among other things the language set forth in Exhibit A, and (ii) Executive’s compliance with his obligations under Article 6; provided, however, that Company may in its reasonable discretion revise the language in Exhibit A at any time prior to the execution of the Separation Agreement to update it to comply with developments in the law governing such types of agreements. Severance compensation pursuant to this Section 4.2.5 shall be in lieu of any other severance benefit or other right or remedy to which Executive would otherwise be entitled under Company’s plans, policies or programs (including Company’s Executive Change in Control Severance Plan) in effect on the Effective Date or thereafter. Executive acknowledges and agrees that in the event Executive breaches any provision of Article 6 or the Separation Agreement, his right to receive severance payments stock vesting and other benefits under Sections 4.2.5.2, 4.2.5.3, 4.2.5.4 and 4.2.5.5 shall automatically terminate and Executive shall repay, return and restore any and all payments and benefits received under such sections.

4.2.6	Board Membership. Unless otherwise determined by the Board, upon Executive’s termination of employment, Executive shall be deemed to have resigned as a member of the Board effective as of the date of Executive’s termination, without any further action by Executive or any other party. Executive shall cooperate with any reasonable documentation requested by Company to effectuate or report such resignation from the Board.

5.	REPRESENTATIONS AND WARRANTIES

5.1	Representations of Executive. Executive represents and warrants that he has all right, power, authority and capacity, and is free to enter into this Agreement; that by doing so, Executive will not violate or interfere with the rights of any other person or entity; and that Executive is not subject to any contract, understanding or obligation that will or might prevent, interfere with or impair the performance of this Agreement by Executive. Executive shall indemnify and hold Company harmless with respect to any losses, liabilities, demands, claims, fees, expenses, damages and costs (including attorneys’ fees and court costs) resulting from or arising out of any third party claim or action based upon Executive’s violation of the foregoing representation.

5.2	Representations of Company. Company represents and warrants that it has all right, power and authority, without the consent of any other person, to execute and deliver, and perform its obligations under, this Agreement. All corporate and other actions required to be taken by Company to authorize the execution; delivery and performance of this Agreement and the consummation of all transactions contemplated hereby have been duly and properly taken.

5.3	Materiality of Representations. The representations, warranties and covenants set forth in this Agreement shall be deemed to be material and to have been relied upon by the parties hereto.

6.	COVENANTS

6.1	Nondisclosure and Invention Assignment. Executive shall not disclose or use at any time, either during the Term or thereafter, to any person or entity or use for his own direct or indirect benefit any Confidential Information (as defined below) of which Employer is or becomes aware, whether or not such information is developed by Executive, except to the extent that such disclosure or use is directly related to and required by Executive’s Performance of his duties under this Agreement. For purposes of this Agreement, “Confidential Information” shall include Company’s products, reports, studies, services, processes, suppliers, customers, customers’ account executives, financial, sales and distribution information, price lists, identity and list of actual and potential customers, trade secrets, technical information, business plans and strategies to the extent that such information has not been publicly disseminated by Company or otherwise made available to the public. For purposes of the foregoing, information shall not be deemed to have been “publicly disseminated” or “otherwise made available to the public” if such dissemination or availability arose as a result of a breach of this Agreement.

6.2	Covenant to Deliver Records. Upon termination of Executive’s employment, Executive will deliver to Company all customer lists, proposals, reports, memoranda, computer software and programming, budgets and other financial information, and other materials or records or writings of any type (including any copies thereof and regardless of the medium in which the information exists) made, used or obtained by Executive in connection with his employment by Company.

6.3	Executive Compliance with Company Policies. Executive shall be subject to the provisions of Company’s policies, including Company’s Non-Disclosure Agreement, Standards of Professional Conduct Statement, Employee Handbook and Code of Conduct, all four of which are incorporated herein by this reference.

6.4	Non-Solicitation. Executive agrees that, so long as he is employed by Company and for a period of one (1) year after termination of his employment for any reason, he shall not (a) directly or indirectly solicit, induce or attempt to solicit or induce any Company employee to discontinue his or her employment with Company (b) usurp any opportunity of Company that Executive became aware of during his tenure at Company which is made available to him on the basis of the belief that Executive is still employed by Company, or (c) directly or indirectly solicit or induce or attempt to influence any person or business that is an account, customer or client of Company to restrict or cancel the business of any such account, customer or client with Company. (For purposes of this Agreement, an employee, consultant, or agent is defined as any person who has worked for Company within the twelve-month period immediately preceding the termination of Executive’s employment.).

6.5	Non Disparagement. Executive shall not, directly or indirectly, either for the benefit of Executive or any other Person, from the Effective Date to the first anniversary of the termination of his employment, make any disparaging remarks that are reasonably likely to cause material injury to the relationship between Company or its affiliates and any existing or prospective client, lessor, lessee, contractual counterparty, vendor, supplier, customer, distributor, employee, consultant, regulator or other business associate of Company or its affiliates.

7.	CERTAIN RIGHTS OF COMPANY

7.1	Announcement. Company shall have the right to make public announcements concerning the execution of this Agreement and certain terms thereof.

7.2	Right to Insure. Company shall have the right to secure, in its own name or otherwise, and at its own expense, life, health, accident or other insurance covering Executive, and Executive shall have no right, title or interest in and to such insurance. Executive shall assist Company in procuring such insurance by submitting to examinations and by signing such applications and other instruments as may be required by the insurance carriers to which application is made for any such insurance.

7.3	Right to Recover Excess Payments. Executive agrees that should any payments that are made or benefits that are provided pursuant to this Agreement be prohibited by applicable law, regulation or regulatory order, Executive agrees that he shall return or otherwise reimburse Company for the amount of such prohibited payments or benefits to the maximum extent required by such law, regulation or regulatory order. Without limiting the foregoing, Executive agrees to promptly comply with any applicable rule or regulation which requires the return or reimbursement to Company of any payments, benefits or other compensation, including, but not limited to, return or reimbursement in connection with any incentive compensation previously paid prior to the issuance of a financial restatement as required under the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Sarbanes-Oxley Act of 2002 and all regulations promulgated by any self-regulatory organization on which Company’s common stock may then be listed. Without limiting the foregoing, Executive agrees that after the Effective Date, in the event Company is required to prepare an accounting restatement due to the material noncompliance of Company with any financial reporting requirement under federal securities laws, the Executive shall return or reimburse Company (whether or not Executive is then serving as a current executive officer of Company) for any incentive-based compensation (including stock options, restricted stock and restricted stock units awarded as compensation) during the three (3)-year period preceding the date on which the Company is required to prepare an accounting restatement, based on the erroneous data, in excess of what would have been paid to Executive under the accounting restatement.

8.	ASSIGNMENT

8.1	Neither party may assign or otherwise dispose of its rights nor obligations under this Agreement without the prior written consent of the other party except as provided in this Section. Company may assign and transfer this Agreement, or its interest in this Agreement, to any affiliate or subsidiary of Company (providing such assignee assumes Company’s obligations under this Agreement) without Executive’s consent. Executive shall, if requested by Company, perform the Services, as specified in this Agreement, for the benefit of any subsidiary or other affiliate of Company. Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that Company would be required to perform it if no such succession had taken place, and such assignment shall not require Executive’s consent. Upon assignment, acquisition, merger, consolidation or reorganization, the term “Company” as used herein shall be deemed to refer to such assignee or successor entity. Executive shall not have the right to assign his interest in this Agreement, any rights under this Agreement, or any duties imposed under this Agreement, nor shall Executive or his spouse, heirs, beneficiaries, executors or administrators have the right to pledge, hypothecate or otherwise encumber Executive’s right to receive compensation hereunder without the express written consent of Company.

9.	RESOLUTION OF DISPUTES

9.1	Governing Law. This Agreement and the performance hereunder shall be interpreted under the substantive laws of the State of Michigan, without giving effect to the conflict of law principles thereof.

9.2	Exclusive Jurisdiction and Venue. In the event of any dispute arising out of or in connection with this Agreement or in any way relating to the employment of Executive for which an action is court is permitted pursuant to Section 9.3, the parties agree that the exclusive venue for any such action shall be in the federal and state courts located in Oakland County, Michigan, and the parties irrevocably consent and submit to the exclusive jurisdiction of such courts (except for an action to enforce an arbitration award, which may be filed in any court of competent jurisdiction).

9.3

Submission to Arbitration. Company and Executive agree that, to the fullest extent permitted by law, any dispute with any party (including Company’s affiliates, successors, predecessors, contractors, employees and agents) that may arise out of this Agreement, or Executive’s employment with Company or the termination thereof, shall be submitted for resolution by mandatory, binding arbitration in Southfield, Michigan, or another agreed-upon location, in accordance with the Employment Dispute Rules of the American Arbitration Association and the Federal Arbitration Act, 9 U.S.C. §1, et. seq. The arbitration requirement applies to all statutory, contractual and/or common law claims including, but not limited to, claims arising under Title VII of the Civil Rights Action of 1964; the Age Discrimination in Employment Act; the Equal Pay Act of 1963; the Fair Labor Standards Act; and the Americans with Disabilities Act. If there is a dispute as to whether an issue or claim is arbitrable, the arbitrator will have the authority to resolve any such dispute, including claims as to fraud in the inducement or execution, or claims as to validity, construction, interpretation or enforceability. Both Company and Executive shall be precluded from bringing or raising in court or any other forum any dispute that was required by the Agreement to have been submitted to binding arbitration. This arbitration requirement does not apply to claims for workers’ compensation benefits, claims arising under ERISA (29 U.S.C. §§ 1001, et seq.), or to claims expressly excluded from arbitration by statute. This arbitration requirement does not prohibit either party from seeking and obtaining from a court injunctive or equitable remedies necessary to maintain (or restore) the status quo or to prevent irreversible or irreparable harm, including such relief set forth in Section 12.6; in addition, either party may bring an action in court to compel arbitration pursuant to this Agreement or to enforce an arbitration award (which action to enforce an arbitration award may be filed in any court of competent jurisdiction). There will be no right or authority for any claim subject to arbitration to be heard or arbitrated on a class or collective basis, as a private attorney general, or in a representative capacity on behalf of any other person or entity. The arbitrator shall have no authority to add to or to modify the terms described in this Section, shall apply all applicable law, and shall have no lesser and no greater remedial authority than would a court of law resolving the same claim or controversy.

9.4	Payment of Costs and Fees. Where required by law, Company shall pay all additional costs peculiar to the arbitration to the extent such costs would not otherwise be incurred in a court proceeding (for instance, Company will, if required, pay the arbitrator’s fees to the extent it exceeds Court filing fees). Each party shall pay its own costs and attorneys’ fees in the first instance. However, the arbitrator may award costs and attorneys’ fees to the prevailing party to the extent permitted by law. The arbitrator shall apply the same standard with respect to the awarding of fees and costs as would be awarded if such claim had been asserted in state or federal court.

10.	CODE SECTION 409A

10.1	General. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder. Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed. Neither Company nor its directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Executive as a result of the application of Section 409A of the Code.

10.2	Definitional Restrictions. Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable hereunder, or a different form of payment would be effected, by reason of a Change in Control or Executive’s Disability or termination of employment, such amount or benefit will not be payable or distributable to Executive, and/or such different form of payment will not be effected, by reason of such circumstance unless (i) the circumstances giving rise to such Change in Control, Disability or termination of employment, as the case may be, meet any description or definition of “change in control event”, “disability” or “separation from service”, as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not prohibit the vesting of any Non-Exempt Deferred Compensation upon a Change in Control, Disability or termination of employment, however defined. If this provision prevents the payment or distribution of any Non-Exempt Deferred Compensation, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Code Section 409A-compliant “change in control event”, “disability” or “separation from service,” as the case may be, or such later date as may be required by Section 10.3 below. If this provision prevents the application of a different form of payment of any amount or benefit, such payment shall be made in the same form as would have applied absent such designated event or circumstance.

10.3	Six-Month Delay in Certain Circumstances. Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute Non-Exempt Deferred Compensation would otherwise be payable or distributable under this Agreement by reason of Executive’s separation from service during a period in which he is a “specified employee” (as defined Code Section 409A and the final regulations thereunder), then, subject to any permissible acceleration of payment by Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):

(i)	the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following Executive’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following Executive’s separation from service (or, if Executive dies during such period, within 30 days after Executive’s death) (in either case, the “Required Delay Period”); and

(ii)	the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.

10.4	Treatment of Installment Payments. Each payment of termination benefits under Section 4 of this Agreement, including, without limitation, each installment payment, shall be considered a separate payment, as described in Treas. Reg. Section 1.409A-2(b)(2), for purposes of Section 409A of the Code.

10.5	Timing of Release of Claims. Whenever in this Agreement the provision of payment or benefit is conditioned on Executive’s execution and non-revocation of a release of claims, such release, must be executed, and all revocation periods shall have expired, within 60 days after the date of termination of Executive’s employment; failing which such payment or benefit shall be forfeited. If such payment or benefit constitutes Non-Exempt Deferred Compensation, and if such 60-day period begins in one calendar year and ends in the next calendar year, the payment or benefit shall not be made or commence before the second such calendar year, even if the release becomes irrevocable in the first such calendar year. In other words, Executive is not permitted to influence the calendar year of payment based on the timing of his signing of the release.

10.6

Timing of Reimbursements and In-kind Benefits. If Executive is entitled to be paid or reimbursed for any taxable expenses under this Agreement, and such payments or reimbursements are includible in Executive’s federal gross taxable income, the amount of such expenses reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. Executive’s rights to payment or reimbursement of expenses pursuant to Section 3.2, 3.4, 3.6 or 4.2 shall expire on the earlier of one year after the termination of this Agreement or 10 years after the Effective Date. No right of Executive to reimbursement of expenses under Sections 3.2 or 4.2 or any other Section of this Agreement shall be subject to liquidation or exchange for another benefit.

10.7	Permitted Acceleration. Company shall have the sole authority to make any accelerated distribution to Executive of Non-Exempt Deferred Compensation payable hereunder, provided that such distribution(s) are permissible under and meet the requirements of Treas. Reg. Section 1.409A-3(j)(4).

11.	CHANGE IN CONTROL TAX PROVISION

11.1	Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then, prior to the making of any Payment to Executive, a calculation shall be made comparing (i) the net benefit to Executive of the Payment after payment of the Excise Tax, to (ii) the net benefit to Executive if the Payment had been limited to the extent necessary to avoid being subject to the Excise Tax. If the amount calculated under (i) above is less than the amount calculated under (ii) above, then the Payment shall be limited to the extent necessary to avoid being subject to the Excise Tax (the “Reduced Amount”). The reduction of the Payments due hereunder, if applicable, shall be made in such a manner as to maximize the economic present value of all Payments actually made to Executive, determined by the Determination Firm (as defined in Section 11.2 below) as of the date of the Change in Control using the discount rate required by Section 280G(d)(4) of the Code.

11.2	The determination of whether an Excise Tax would be imposed, the amount of such Excise Tax, and the calculation of the amounts referred to Section 11.1 (i) and (ii) above shall be made by an independent, nationally recognized accounting firm or compensation consulting firm mutually acceptable to Company and Executive (the “Determination Firm”) which shall provide detailed supporting calculations. Any determination by the Determination Firm shall be binding upon Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Determination Firm hereunder, it is possible that Payments which Executive was entitled to, but did not receive pursuant to Section 11.1, could have been made without the imposition of the Excise Tax (“Underpayment”). In such event, the Determination Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by Company to or for the benefit of Executive, but no later than March 15 of year following the year in which the Underpayment is determined to exist, which is when the legally binding right to such Underpayment arises.

12.	GENERAL PROVISIONS

12.1	Notices. Notice under this Agreement shall be sufficient only if hand delivered or if personally delivered by a major commercial paid delivery courier service or mailed by certified or registered mail (return receipt requested and postage pre-paid) to the other party at its address set forth in the signature block below or to such other address as may be designated by either party in writing.

12.2	Agreement Controls. Unless otherwise provided for in this Agreement, Company’s policies, procedures and practices shall govern the relationship between Executive and Company. If, however, any of Company’s policies, procedures and/or practices conflict with this Agreement (together with any amendments hereto), this Agreement (and any amendments hereto) shall control.

12.3	Amendment and Waiver. Any provision of this Agreement may be amended or modified and the observance of any provision may be waived (either retroactively or prospectively) only by written consent of the parties. Either party’s failure to enforce any provision of this Agreement shall not be construed as a waiver of that party’s right to enforce such provision.

12.4	Force Majeure. Either party shall be temporarily excused from performing under this Agreement if any force majeure or other occurrence beyond the reasonable control of either party makes such performance impossible, except a Disability as defined in this Agreement, provided that the party subject to the force majeure provides notice of such force majeure at the first reasonable opportunity. Under such circumstances, performance under this Agreement that related to the delay shall be suspended for the duration of the delay provided the delayed party shall resume performance of its obligations with due diligence once the delaying event subsides. In case of any such suspension, the parties shall use their reasonable best efforts to overcome the cause and effect of such suspension.

12.5	Remedies. Executive acknowledges that because of the nature of Company’s business, and the fact that the services to be performed by Executive pursuant to this Agreement are of a special, unique, unusual, extraordinary, and intellectual character that give them a peculiar value, a breach of this Agreement shall cause substantial injury to Company for which money damages cannot reasonably be ascertained and for which money damages would be inadequate. Executive therefore agrees that Company shall have the right to obtain injunctive relief, including the right to have the provisions of this Agreement specifically enforced by Arbitration having equity jurisdiction, in addition to any other remedies that Company may have.

12.6	Severability. If any term, provision, covenant, paragraph, or condition of this Agreement is held to be invalid, illegal, or unenforceable by any court of competent jurisdiction, that provision shall be modified or eliminated to the minimum extent necessary so this Agreement shall otherwise remain enforceable in full force and effect.

12.7	Construction. Headings and captions are only for convenience and shall not affect the construction or interpretation of this Agreement. Whenever the context requires, words, used in the singular shall be construed to include the plural and vice versa, and pronouns of any gender shall be deemed to include the masculine, feminine, or neuter gender.

12.8	Counterparts. This Agreement may be signed in counterpart copies, each of which shall represent an original document, and all of which shall constitute a single document.

12.9	No Adverse Construction. The rule that a contract is to be construed against the party drafting the contract is hereby waived, and shall have no applicability in construing this Agreement or the terms hereof.

12.10	Entire Agreement. With respect to its subject matter, namely, the employment by Company of Executive, this Agreement and all exhibits hereto (including the documents expressly incorporated herein, such as the Code of Business Conduct and Ethics) contain the entire understanding between the parties, and supersedes any prior agreements, understandings, and communications between the parties, whether oral, written, implied or otherwise.

12.11	Assistance of Counsel. Executive expressly acknowledges that he was advised he has the right to be represented by counsel of his own choosing in connection with the negotiation and drafting of the terms of this Agreement, that he has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement, and that he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment and not on any representations or promises other than those contained in this Agreement.

12.12	Further Assurances. Each party hereto shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions of this Agreement and the transactions contemplated by this Agreement.

12.13	Payment of Taxes. To the extent that any taxes become payable by Executive by virtue of any payments made or benefits conferred by Company, Company shall not be liable to pay or obligated to reimburse Executive for any such taxes or to make any adjustment under this Agreement. Any payments otherwise due under this Agreement to Executive shall be reduced by any required withholding for Federal, State and/or local taxes and other appropriate payroll deductions.

[Signature Page Follows]

The parties execute this Executive Employment Agreement as of the date stated above:

EXECUTIVE By: /s/ Donald J. Stebbins Donald J. Stebbins President and CEO	SUPERIOR INDUSTRIES INTERNATIONAL, INC. By: /s/ Timothy C. McQuay Name: Timothy C. McQuay Title: Chairman of the Board

NOTICE ADDRESS [Omitted]	NOTICE ADDRESS Superior Industries International, Inc. 26600 Telegraph Rd., Suite 400 Southfield, MI 48034

EXHIBIT A

RELEASE AGREEMENT LANGUAGE

In consideration for this severance compensation, Executive, upon accepting such severance payment, on behalf of himself, his agents, heirs, executors, administrators, and assigns, expressly and unconditionally releases and forever discharges Company and its successors and assigns, and all of their respective agents, Directors, officers, owners, partners, employees, representatives, insurers, attorneys, parent companies, subsidiaries, affiliates, and joint venturers, and each of them, past and present, from any and all claims, actions, causes of action, demands, rights, or damages of any kind or nature which he may now have, or ever have, whether known or unknown, based upon acts or events that occurred on or before the date on which Executive accepts the severance compensation, including any claims, causes of action or demands of any nature arising out of or in any way relating to his employment with, or separation from the Company on or before the date of the execution of this Agreement. This release specifically includes, but is not limited to, any claims for fraud; breach of contract; breach of implied covenant of good faith and fair dealing; inducement of breach; interference with contract; wrongful or unlawful discharge or demotion; violation of public policy; assault and battery (sexual or otherwise); invasion of privacy; intentional or negligent infliction of emotional distress; intentional or negligent misrepresentation; conspiracy; failure to pay wages, benefits, vacation pay, severance pay, attorneys’ fees, or other compensation of any sort; retaliation, discrimination or harassment on the basis of age, race, color, sex, gender, national origin, ancestry, religion, disability, handicap, medical condition, marital status, sexual orientation or any other protected category; any claim arising under any state or federal statute or common law, including, but not limited to, Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§ 2000e, et seq., the Americans with Disabilities Act, 42 U.S.C. §§ 12101, et seq., the Age Discrimination in Employment Act (including the Older Workers Benefit Protection Act), 29 U.S.C. §§ 623, et seq., the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101, et seq., the Family and Medical Leave Act, 29 U.S.C. §§ 2601, et seq.; the Elliot-Larsen Civil Rights Act; the Michigan Persons with Disabilities Civil Rights Act; the Michigan Constitution; and any other statutory or common law claim.

Executive expressly acknowledges and agrees that he is releasing all known and unknown claims. Executive acknowledges that the benefits he is receiving in exchange for this Release are more than the benefits to which he otherwise would have been entitled, and that such benefits constitute valid and adequate consideration for this Release. Executive further acknowledges that he has read this Release, understands all of its terms, and has consulted with counsel of his choosing before signing this Agreement.

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